UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2018

DECIPHERA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38219	30-1003521
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

500 Totten Pond Road Waltham, MA	02451
(Address of registrant’s principal executive office)	(Zip code)

(781) 209-6400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2018, the Board of Directors of the Company (the “Board”), upon the recommendation of the Nominating and Corporate Governance Committee, elected Steven L. Hoerter to the Board. Mr. Hoerter will serve as a Class II director of the Company, to hold office until the date of the annual meeting of stockholders following the year ending December 31, 2018 or until his earlier death, resignation or removal. Mr. Hoerter was also appointed to the Board’s Nominating and Corporate Governance Committee. The size of the board was increased from eight (8) to nine (9) members in connection with Mr. Hoerter’s election.

Pursuant to the Company’s Non-Employee Director Compensation Policy (the “Policy”), the Board granted Mr. Hoerter an option to purchase 24,000 shares of the Company’s common stock at an exercise price equal to the closing market price per share of the Company’s common stock on the NASDAQ Stock Market on the date of grant. The options will vest in equal monthly installments over a three-year period, subject to such Mr. Hoerter’s continued service on the Board.

Mr. Hoerter has entered into the Company’s standard form of indemnification agreement, which is filed as Exhibit 10.4 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed on September 22, 2017.

Mr. Hoerter, age 47, has served as a member of the Board since May 2018. Mr. Hoerter has served as the chief commercial officer for Agios Pharmaceuticals, Inc., a pharmaceutical company, since February 2016. From December 2016 to February 2018, Mr. Hoerter served on the board of directors of Ignyta, Inc., a biopharmaceutical company. From August 2011 to March 2015, Mr. Hoerter served as senior vice president, Commercial and from March 2015 to February 2016, as executive vice president and chief commercial officer at Clovis Oncology, Inc., a biopharmaceutical company, where he built and led the global commercial organization that developed go-to-market strategies for two oncology therapies. Before joining Clovis in August 2011, he was general manager and management center head at Roche Group, a pharmaceutical company, for the Sub-Saharan Africa and Indian Ocean Region. From 2005 to 2010, Mr. Hoerter held a variety of positions at Genentech, Inc., a biotechnology company, including serving on the senior leadership team for Genentech’s bio-oncology business as senior director, pipeline development and commercial operations. Prior to that, Mr. Hoerter held commercial roles at Chiron Corporation, a biopharmaceutical company, and Eli Lilly and Company, a pharmaceutical company, in the United States, Europe and Africa. Mr. Hoerter received his B.A. from Bucknell University, M.B.A. from Tilburg University and M.S. in management from Purdue University. We believe that Mr. Hoerter’s pharmaceutical and biotechnology experience qualifies him to serve on our board of directors.

There are no arrangements or understandings between Mr. Hoerter and any other person pursuant to which Mr. Hoerter was appointed as a member of the Board. There are no family relationships between Mr. Hoerter, on the one hand, and any director, executive officer or any other person nominated or chosen by the Company to become a director or executive officer, on the other. There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Mr. Hoerter, on the one hand, and the Company, on the other.

Item 5.07 – Submission of Matters to a Vote of Security Holders.

The following proposals were submitted to the stockholders at the Company’s 2018 Annual Meeting of Stockholders held on May 16, 2018:

(i) The election of three Class I directors, as nominated by the Board, each to serve a three-year term expiring at the 2021 Annual Meeting of Stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal; and

(ii) The ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018.

The proposals are described in detail in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 3, 2018.

The number of shares of common stock entitled to vote at the Annual Meeting was 32,594,128. The number of shares of common stock present or represented by valid proxy at the Annual Meeting was 31,093,424. All matters submitted to a vote of the Company’s stockholders at the Annual Meeting were approved and all director nominees were elected.

The number of votes cast for and against and the number of abstentions and broker non-votes with respect to each matter voted upon are set forth below:

(a)	Election of Class I Directors.

Director Nominee	Votes For	Votes Withheld
James A. Bristol, Ph.D.	28,948,849	1,706,089
Michael J. Ross, Ph.D.	29,320,631	1,334,307
Michael D. Taylor, Ph.D.	29,633,523	1,021,415

There were 438,486 broker non-votes regarding the election of directors.

(b)	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

Stockholders ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. The results of the voting included 31,005,206 votes for, 3,276 votes against and 84,942 votes abstained. There were no broker non-votes regarding this proposal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2018	DECIPHERA PHARMACEUTICALS, INC.

	By:	/s/ Michael D. Taylor
Michael D. Taylor
President and Chief Executive Officer

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